EXHIBIT 99.1

United-Guardian Reports Record Sales and Earnings

HAUPPAUGE, N.Y., March 26, 2012 (GLOBE NEWSWIRE) -- United-Guardian, Inc., (Nasdaq:UG) reported today that sales and earnings for 2011 both set record highs for the company, continuing the trend that has been established over the past few years. For the first time in the company's history sales exceeded $14 million and earnings topped $1.00 a share. Sales for the year were $14,338,512 compared with $13,723,074 in 2010, an increase of 4.5%, and earnings reached $1.03 per share compared with $0.80 in 2010, an increase of 28.8%.

Ken Globus, President of United-Guardian, stated, "Fiscal year 2011 was a very strong and profitable one for us, with sales of our personal care products, in particular our cosmetic ingredients, increasing 10% over last year. In addition, sales of our non-pharmaceutical medical products, a growing market for us, increased 11% compared with 2010. We also did not have the financial burden of the discontinuation of our defined benefit pension plan, which negatively affected our earnings in 2010. With some new and exciting products slated for marketing in 2012 we are confident that we will be able to continue to increase our sales and earnings, both by steadily increasing our global market penetration, and by introducing new and unique products into the personal care and medical products markets."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

United-Guardian, Inc.

RESULTS FOR THE YEARS ENDED
DECEMBER 31, 2011 AND DECEMBER 31, 2010

INCOME STATEMENT DATA

	Years ended December 31,
	2011	2010

Net sales	$14,338,512	$13,723,074

Costs and expenses:
Cost of sales	5,650,160	5,250,121
Operating expenses	2,552,790	2,567,395
Pension plan termination	---	847,744
Total costs and expenses	8,202,950	8,665,260
Income from operations	6,135,562	5,057,814

Other income:
Investment income	332,652	455,786
Gain on sale of assets	18,251	---
Income from damage settlement	385,182	---
Total other income	736,085	455,786
Income from operations before income taxes	6,871,647	5,513,600

Provision for income taxes	2,155,117	1,713,908
Net income	$ 4,716,530	$ 3,799,692

Earnings per common share (basic and diluted)	$ 1.03	$ .80

Weighted average shares (basic and diluted)	4,596,439	4,738,357

BALANCE SHEET DATA

	December 31,
	2011	2010

Current assets	$ 13,972,796	$ 12,790,235
Property, plant, and equipment (net of accumulated depreciation)	1,245,487	1,209,160
Other asset	37,672	75,344
Total assets	$ 15,255,955	$ 14,074,739

Current liabilities	$ 1,077,348	$ 1,024,240
Deferred income taxes	64,578	3,626
Total Liabilities	1,141,926	1,027,866

Stockholders' equity	14,114,029	13,046,873
Total liabilities and stockholders' equity	$ 15,255,955	$ 14,074,739
CONTACT: Robert S. Rubinger
         (631) 273-0900